Electronically transmitted to the Securities and Exchange Commission on November 30, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ART’S-WAY MANUFACTURING CO., INC.
(Exact name of registrant as specified in its charter)

Delaware	42-0920725
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5556 Highway 9
Armstrong, Iowa 50514
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________

Carrie L. Majeski
Chief Executive Officer
Art’s-Way Manufacturing Co., Inc.
5556 Highway 9
Armstrong, Iowa 50514
(712) 864-3131
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________

Copies to:
Melodie R. Rose, Esq. Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, Minnesota 55402 (612) 492-7000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount	Offering Price per	Aggregate Offering	Amount of Registration
Title of Securities to be Registered	to be Registered(1)	Share(2)	Price(1)	Fee

Common Stock	1,546,991(3)	$9.59	$14,831,776.21	$1,057.51

(1)  The shares of our common stock being registered hereunder are being registered for sale by the selling stockholder, as defined in the accompanying prospectus.

(2)  For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on November 24, 2010.

(3)  Includes 4,000 shares of common stock issuable upon exercise of outstanding options.

The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION
DATED NOVEMBER 30, 2010

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

ART’S-WAY MANUFACTURING CO., INC.

1,546,991 Shares of Common Stock

This prospectus relates to the offer and sale of up to 1,546,991 shares of common stock, $0.01 par value (the “Common Stock”), of Art’s-Way Manufacturing Co., Inc., a Delaware corporation (“Art’s-Way” or the “Company”), including 4,000 shares that may be issued upon the exercise of outstanding options, that may be offered and sold from time to time by persons who are currently stockholders of Art’s-Way, or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer.  The selling stockholder may offer shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the selling stockholder. We will not receive any proceeds from the sale of shares by the selling stockholder.  See “Plan of Distribution” beginning on page 1.

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “ARTW.”  The closing sale price on November 24, 2010, as reflected on the Nasdaq Capital Market, was $9.46 per share.

For information concerning certain risks relating
to an investment in Art’s-Way Common Stock
see “Risk Factors” beginning on page 2.

_________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 30, 2010

TABLE OF CONTENTS

Prospectus Summary	1

Special Note Regarding Forward-Looking Statements	2

Risk Factors	2

Use of Proceeds	5

Selling stockholder	6

Plan of Distribution	6

Securities and Exchange Commission Position on Indemnification for Securities Act Liabilities	9

Legal Matters	9

Experts	9

About This Prospectus	9

Where You Can Find More Information	9

PROSPECTUS SUMMARY

This summary highlights select  information contained or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. Important information is contained in documents  incorporated by reference into this prospectus or included as exhibits to the registration statement that contains this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors” and the other information incorporated by reference in this prospectus.

ABOUT ART’S-WAY MANUFACTURING CO., INC.

Art’s-Way Manufacturing Co., Inc., a Delaware corporation (“we,” “us,” “our,” “Art’s-Way” or the “Company”), began operations as a farm equipment manufacturer in 1956.  Since that time, we have become a major manufacturer of agricultural equipment.  We believe our strength lies in innovation, quality, and dependability, the traditions on which we have built our company and for which our products still stand today.

Our business is organized into three operating segments:  Art’s-Way Manufacturing, Art’s-Way Vessels, and Art’s-Way Scientific.  Art’s-Way Vessels, Inc. and Art’s-Way Scientific, Inc. are wholly owned subsidiaries of Art’s-Way Manufacturing Co., Inc., located in Dubuque, Iowa and Monona, Iowa, respectively.

Art’s-Way Manufacturing produces a variety of specialized farm machinery under our own label, including: portable and stationary feed processing equipment and related attachments used to mill and mix feed grains into custom animal feed rations; a high bulk mixing wagon to mix animal feeds containing silage, hay and grain; a line of portable grain augers; a line of stalk shredders; sugar beet harvesting equipment; and a line of land maintenance equipment, moldboard plows and grain drill equipment.  We sell our labeled products through independent farm equipment dealers throughout the United States.  In addition, we manufacture and supply hay blowers under an original equipment manufacturer agreement with Case New Holland.

Art’s-Way Vessels, Inc. manufactures and sells pressure vessels in carbon and stainless steel, ranging from atmospheric (0 PSI) storage vessels up to any PSI pressure rating required, and in sizes from 4 to 168 inches in diameter or larger.  The vessels are primarily sold to manufacturing facilities that will use the vessels as  component parts of their end product.  Art’s-Way Vessels primarily serves the following industries:  water treatment, air receivers, refineries, co-generation, chemical and petrochemical, storage tanks, agriculture, marine, refrigeration, hydro pneumatic, heavy equipment, pharmaceuticals and mining.

Art’s-Way Scientific, Inc. manufactures modular buildings for various uses.  The buildings are custom made and range from basic swine buildings to complex containment research laboratories, although our focus is shifting toward providing research facilities for academic research institutions, government research and diagnostic centers, public health institutions, and private research and pharmaceutical companies.

Our corporate headquarters are located at 5556 Highway 9, Armstrong Iowa and our telephone number is (712) 864-3131.  Our website can be found at www.artsway-mfg.com.  The information in our website is not part of this prospectus.

THE OFFERING

We are registering 1,546,991 shares of our Common Stock, including 4,000 shares that may be issued upon the exercise outstanding options, for resale by a selling stockholder.  We are also registering for resale any additional shares of common stock which may become issuable to prevent dilution resulting from stock dividends, stock splits, recapitalizations or other similar transactions effected without receipt of consideration that cause an increase in the number of outstanding shares of common stock.  The selling stockholder is J. Ward McConnell, Jr. as trustee of the J. Ward McConnell, Jr. Living Trust.  Mr. McConnell has served as Art’s-Way’s Executive Chairman since 2002.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that constitute forward-looking statements that reflect our current view on future events, future business, industry and other conditions, our future performance, and our plans and expectations for future performance and actions. In some cases, such statements can be identified by the use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “will,” “forecast,” and similar words or expressions.  Our forward-looking statements in this prospectus relate to the following: the performance of our stock, potential future stock issuances, general economic trends and trends affecting the agricultural industry, our ability to sell our products, potential acquisition activity, and changes to the price of steel and other raw materials.  Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in this prospectus and in our periodic reports filed with the SEC from time to time. Many of such factors relate to events and circumstances that are beyond our control. You should not place undue reliance on forward-looking statements.

RISK FACTORS

In addition to the other information in this prospectus, before purchasing the shares you should carefully consider the following risk factors in your evaluation of us and our business. Investing in our Common Stock involves a high degree of risk. The risks and uncertainties described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we consider immaterial may also affect our business operations. If any of these risks occur, our business could suffer, the market price of our Common Stock could decline and you could lose all or part of your investment in our Common Stock.

Risks Related to Our Shares

Our stock is publicly traded, but the trading volume and price is subject to change and you may not be able to resell your shares on favorable terms. The bid price of our common stock has ranged from $11.54 to $3.54 per share during our 2010 fiscal year, through November 26, 2010. In our 2009 and 2008 fiscal years, respectively, it ranged from $6.35 to $2.90 and from $19.88 to $2.92 per share. Our stock price may fluctuate in response to the risk factors set forth below or in response to a number of other factors. These factors include variations in our financial results, recommendations made by analysts, stock performance of other companies and the general strength of the economy.

Future sales of our common stock may depress the market price of our common stock. Future sales of substantial amounts of our common stock could depress the prevailing market price and impair our ability to raise capital through additional sales of our securities. If we or our existing stockholders, including the selling stockholder, undertake to sell a significant amount of our stock in the public market, or if there is a public perception that these sales may occur, the market price of our stock could decline.

You may experience dilution due to the future issuance of additional shares of our common stock. If we engage in future public or private stock offerings to raise capital, it will result in dilution of the ownership interests of our current stockholders. In addition, we have shares available for grant under our 2007 Non-Employee Directors’ Stock Option Plan and 2007 Employee Stock Option Plan. Additional stock options or other compensation plans or amendments to our existing plans may be adopted. We may also issue additional shares of our common stock for other business purposes such as acquisitions or hiring of personnel. This would result in further dilution to our existing stockholders.

There is no assurance that we will declare dividends or have cash available to pay them. We do not declare and pay dividends on a consistent basis, and there is no guarantee that we will declare dividends in the future or that funds will be available for this purpose. Our declaration and payment of dividends is conditioned by the terms of our loan agreement and revolving line of credit agreement with West Bank. We may issue dividends without the permission of West Bank if we meet all of our financial covenants which include, but are not limited to, providing financial statements to the bank, maintaining our primary deposit accounts at West Bank and meeting certain financial performance ratios.

One of our stockholders owns a significant amount of our common stock, and his interests may conflict with those of our other stockholders. J. Ward McConnell, Jr., our Executive Chairman and the selling stockholder, currently owns approximately 40% of our outstanding common stock. As a result, he may be able to significantly influence the direction of our company, the election of our Board of Directors and any other matter requiring stockholder approval. His interests may conflict with the interests of our other stockholders.

Risks Related to Our Business

The current economic downturn may continue to negatively impact our results of operations and financial condition. The profitability and success of our business depends on the overall demand for our products. Our sales revenues are subject to general economic conditions. Consumers are generally less likely to purchase farm equipment, vessels or modular buildings during periods of economic uncertainty. Levels of interest rates also affect our customers’ buying decisions. A downturn in the general economy or the economy of a particular region containing a large part of our customer base could result in fewer customers purchasing our products and would adversely affect our financial results.

Our success depends on our ability to enhance our existing product lines through research and development. The long-term financial success of our business depends on our ability to introduce and market new products successfully, which requires significant expenditures on research and development, production and marketing. As we refine our existing products, our success will depend upon a number of factors that are largely beyond our control. These factors include customer acceptance, the availability of component parts from our suppliers, the strength of our dealer system, the intensity of competition in the industry and the economy in general. To continue our strategy to introduce new versions of our products, we expect to use a substantial amount of capital. Such expenditures could adversely affect our financial condition.

We depend on suppliers for our raw materials and component parts for our products, and any failure of our suppliers to meet our demands will harm our ability to manufacture and sell our products on a timely basis. Our products are made from component parts that are manufactured by others. At any particular time, we depend on a number of suppliers so that we may efficiently manufacture our products, develop enhancements to existing products and deliver products to our dealers and customers. The failure of our suppliers to meet our expectations will result in fewer products being manufactured and sold, and our financial results could be negatively impacted.

The price and availability of raw materials, component parts and fuel are subject to price fluctuations which can increase our production costs and negatively impact our financial results. We have no control over price fluctuations in, for example, the price of steel and fuel. Additionally, although we are typically able to procure our supplies from a network of domestic and foreign suppliers, we could experience disruptions in the availability of our supplies for a number of reasons and may have to obtain the supplies from a higher-priced supplier. We may not be able to offset increased production costs by passing these costs on to our customers. A significant increase in the price or change in the availability of any raw material, component part or fuel could adversely affect our profitability.

Our businesses operate in highly competitive industries, and many of our competitors have greater resources that may enable them to compete more effectively. We compete with several large domestic and international companies that offer a broader range of products than us, in addition to local and regional manufacturers that supply a more limited product range. Some of our competitors have greater resources than we do, and having greater resources at their disposal may enable them to compete more effectively. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines, and new competitors may enter the market. Our inability to compete with existing companies and new entrants to the markets in which we operate will have a negative impact on our business and financial condition.

The markets that we serve vary, and we face a challenge in adequately meeting each market’s needs. We offer products for a number of markets, including agricultural equipment, modular building and scientific research laboratories, and pressurized vessels. Because we operate in multiple markets, we must work constantly to understand the needs, standards and technical requirements of several different industries and must devote significant resources to developing products for these industries. If we do not accurately predict our customers’ needs, we may expend valuable resources in developing products that do not achieve broad acceptance across the markets. If we fail to adequately meet our customers’ needs and our product offerings in any particular market are not competitive, our business and results of operations would be harmed.

Like other manufacturers, we are subject to an ongoing risk of product liability claims. We may be exposed to product liability claims in the event that any of our products results, or is claimed to have resulted in, bodily injury or property damage. We cannot provide assurance that we will not suffer material losses due to product liability claims in the future, and we may incur significant costs in order to defend against such claims. Our insurance may be insufficient to cover these claims; as such, significant product liability claims may damage our reputation and harm our financial condition.

We are subject to environmental, health and safety and employment laws and regulations which lead to significant compliance costs. Like other manufacturers, our business is heavily regulated with regard to hazardous substances, waste materials, workplace safety and equal employment opportunities. We have incurred and will continue to incur expenses associated with complying with the laws and regulations that impact our operations. These laws and regulations are continually subject to change, and we cannot predict the cost of future compliance. If we face unexpected obligations or are unable or unwilling to comply with these laws and regulations, our business and financial condition could suffer.

If we do not retain key personnel and hire highly skilled employees, our business will suffer. Our ability to maintain and improve our financial results will depend on, among other things, the efforts and skills of our management and employees. We depend primarily on our executive officers to move forward with our business plans and strategies, and we also depend on our ability to attract and retain qualified technical, manufacturing and sales personnel. We do not maintain “key person” life insurance for any of our employees or management, and all of our employees and management are employed at will. The loss of a key member of management or key employees could have an adverse effect on our business and financial results.

Although we have no planned acquisitions at this time, our strategy in acquiring businesses or product lines in the future may adversely affect our business. We intend to evaluate the possibility of acquiring additional product lines or businesses in the future as opportunities arise. We cannot provide assurance that we will be able to identify targets, obtain financing for acquisitions on favorable terms, or successfully acquire and integrate target companies or product lines. Competition for acquisitions may prevent us from following through with acquisition plans. Once acquired, integration of product lines into our existing operations may lead to substantial costs, delays and other challenges. We may not be able to successfully produce and distribute new product lines in a cost-effective manner. In addition, acquisitions may divert our management’s time and expertise away from production. Any one or all of these factors may adversely affect our financial condition.

Our patents and other intellectual property rights may not adequately protect our products, and we may be involved in litigation related to our intellectual property rights.  We rely on patents and other proprietary rights to protect our products and our competitive position.  However, we cannot assure you that any current or future patents issued or licensed to us will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide a competitive advantage or prevent competitors from entering markets we currently serve.  Moreover, we may be forced to engage in litigation to enforce our intellectual property rights or to defend against claims that we have infringed upon the intellectual property rights of others.  Such litigation could be costly, time consuming, and divert the attention of management from the implementation of our business strategy.  Furthermore, the outcome of litigation is inherently difficult to predict and we may not prevail in any litigation in which we become involved.

We have incurred substantial amounts of long-term debt which could have adverse consequences to our financial results. Our indebtedness requires us to divert a substantial portion of our cash flow from operations to payments on our indebtedness. These payments may reduce our available cash flow for working capital, capital expenditures, acquisitions and pursuing other business opportunities. Indebtedness could also increase our susceptibility to downturns in the industry and the economy in general. Our failure to maintain financial performance ratios or to meet certain financial covenants in our loan and credit agreements with West Bank may require us to request West Bank’s permission to pay dividends. Finally, indebtedness could place us at a competitive disadvantage compared to our competitors that may have less indebtedness.

Risks Related to the Production of Agricultural Equipment

Our financial results for our Art’s-Way Manufacturing segment primarily depend upon the agricultural industry, and factors that adversely affect the agricultural industry may also negatively impact our business. Sales of agricultural equipment are closely tied to the well-being of the agricultural industry. Historically, the agricultural industry has been cyclical and is often impacted by factors beyond our control, including general economic conditions, weather patterns and legislation. Adverse weather conditions, crop pest or animal disease outbreaks during important sales seasons may dramatically impact our business. In the United States, legislation such as the 2008 Farm Bill may significantly affect commodity prices and our customers’ ability to purchase our products. Our business will likely be subject to fluctuations in the farm industry, and we expect downturns in the industry to negatively impact our financial results.

The continuing globalization of the agricultural industry may alter our business in unpredictable and potentially negative ways. Our competition, customer base and products may change significantly due to the globalization of the agricultural industry. To some extent, our success depends on the development of the global agricultural market, and we may have to adapt quickly in order to maintain our position in the industry. Our failure to keep pace with the globalization of the industry may adversely impact our financial condition.

The agricultural equipment industry is seasonal, and seasonal fluctuations in our operations may negatively impact our financial results. Sales often fluctuate as a result of our customers’ tax planning considerations, planting and harvest times and dealer incentives. As a result, our quarterly results and available cash flow fluctuates due to the seasonality of our agricultural equipment sales.

Changing demand for farm outputs could affect the demand for our agricultural equipment. Worldwide demand for food coupled with increased demand for crop-based renewable fuels could have an effect on prices and demand for farm commodities. As such, the demand for our agricultural equipment may experience fluctuations along with the demand for agricultural products. As with other factors impacting the agricultural industry, we have no control over demand for farm outputs, and our business is subject to both positive and negative changes in demand.

The export of our agricultural machinery exposes us to the risks of doing business abroad. Selling our products to other countries exposes us to various risks, including: import and export restrictions, tariffs and quotas; uncertain political environments, economic conditions and foreign business cycles; changes in laws and policies; cultural differences; and changes in currency exchange rates. Political developments and policies, such as changes in farm subsidies, could directly impact the demand for our products. Further, our profitability is affected by fluctuations in the value of the U.S. dollar as compared to the currencies of countries in which we sell our products. Significant fluctuations in exchange rates could prevent us from realizing the advantages of exporting our products. Our lack of experience in exporting may impact our ability to adapt to these risks which could adversely affect our success as an exporter.

Our failure to accurately predict and maintain adequate inventory to meet our customers’ demands may reduce our profitability. The modular building and research laboratory industry is somewhat cyclical in nature, mainly due to the budgeting processes of health centers and educational institutions. We cannot reliably forecast the timing and size of our customers’ orders. In order to meet expected demand, we order raw materials and build a quantity of inventory to anticipate purchase orders. Our financial results could be harmed if we do not accurately estimate our customers’ demands and are unable to adapt to the cyclical nature of our business.

USE OF PROCEEDS

We will not receive any proceeds from the resale of common stock by the selling stockholder subject to this prospectus.

SELLING STOCKHOLDER

Set forth below is the name of the selling stockholder, the number of shares of Art’s-Way Common Stock beneficially owned by him on the date hereof and the percentage of Common Stock to be owned if all shares registered hereunder are sold by the selling stockholder. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of the selling stockholder listed below, provided that this prospectus is amended or supplemented if required by applicable law.

The selling stockholder is J. Ward McConnell Jr. as trustee of the J. Ward McConnell Jr. Living Trust.   Mr. McConnell has served as Art’s-Way’s Executive Chairman of the Board of Directors since 2002.

Name	Beneficial Ownership Prior to Offering			Number of Shares Offered	Beneficial Ownership After Offering
	Common Shares Owned	Options Exercisable	Total Number of Shares Beneficially Owned		Total Number	Percent

J. Ward McConnell Jr. as Trustee of the J. Ward McConnell Living Trust(1)	1,542,991	4,000(2)	1,546,991	1,546,991	0	--%

(1) J. Ward McConnell Jr., as trustee of the J. Ward McConnell Living Trust (the “Trust”), has sole power to vote and dispose of the securities held by the Trust.  The selling stockholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not with a view toward distribution.

(2) Shares that may be issued to Mr. McConnell in his individual capacity upon exercise of two options to purchase 2,000 shares each, which became exercisable on April 30, 2009 and April 29, 2010, respectively, and expire five years after the date on which each became exercisable.

PLAN OF DISTRIBUTION

We are registering shares of Common Stock issued to the selling stockholder to permit the resale of these shares of Common Stock by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of Common Stock. We will bear all fees and expenses incident to the registration of the shares of Common Stock.

The selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer, may sell all or a portion of the shares of Common Stock beneficially owned by him and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions that may involve crosses or block transactions. To the extent the selling stockholder gifts, pledges or otherwise transfers the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended or supplemented under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling stockholders under this prospectus. The selling stockholder may use any one or more of the following methods when selling shares:

•	on the Nasdaq Capital Market or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	sales by broker-dealers of a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholder may, from time to time, authorize underwriters acting as his agents to offer and sell the Common Stock upon such terms and conditions as shall be set forth in a prospectus supplement.  In addition, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. If the selling stockholder effects such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440, and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the shares of Common Stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of Common Stock short and if such short sale shall take place after the date that the registration statement is declared effective by the Securities and Exchange Commission, the selling stockholder may deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder may pledge or grant a security interest in some or all of the options or shares of Common Stock owned by him and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Offers and sales may also be made directly by the selling stockholder, or other bona fide owners of the Common Stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale.

The selling stockholder participating in the distribution of the shares of Common Stock may, and any broker-dealers participating in the distribution of the shares of Common Stock will, be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid to, any discounts or concessions allowed to or any profit realized on resale by any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commission and markups which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

We have advised the selling stockholder that he may not use shares registered on the registration statement of which this prospectus forms a part to cover short sales of Common Stock made prior to the date on which the registration statement shall have been declared effective by the SEC. If the selling stockholder uses this prospectus for any sale of shares of our Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it. We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act, or the selling stockholder will be entitled to contribution.

SECURITIES AND EXCHANGE COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we will indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we will advance expenses incurred in defending any such proceeding. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

LEGAL MATTERS

Fredrikson & Byron, P.A., Minneapolis, Minnesota, is giving an opinion as to the validity of the Common Stock offered by this prospectus.

EXPERTS

Eide Bailly LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended November 30, 2009, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement, and such consolidated financial statements are incorporated by reference in reliance on such report given upon their authority as experts in accounting and auditing.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at (800) 732-0330 for further information on the public reference rooms. Our SEC filings are also directly available to the public from the SEC’s website at http://www.sec.gov or by clicking on SEC Edgar Filings on our website on the Investor Relations page under the company information at “http://www.artsway-mfg.com.

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 000-05131) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.
Annual Report on Form 10-K for the fiscal year ended November 30, 2009, filed February 23, 2010, including the information incorporated by reference therein from the Definitive Proxy Statement for the 2010 Annual Meeting of Stockholders, filed March 26, 2010;

2.	Quarterly Report on Form 10-Q for the quarter ended February 28, 2010, filed April 12, 2010;

3.	Quarterly Report on Form 10-Q for the quarter ended May 31, 2010, filed July 13, 2010;

4.	Quarterly Report on Form 10-Q for the quarter ended August 31, 2010, filed October 12, 2010;

5.	Amended Quarterly Report on Form 10-Q/A for the quarter ended May 31, 2010, filed October 15, 2010.

6.
Current Reports on Form 8-K filed February 22, 2010, April 15, 2010, May 3, 2010, July 13, 2010, October 12, 2010, and November 9, 2010 (excluding the information furnished in Item 2.02 and Item 7.01 thereof, which is not deemed filed and which is not incorporated by reference herein); and

7.
Description of our common stock contained in our registration statements on Form 8-A filed on October 1, 1970 and January 12, 1971 under Section 12 of the Exchange Act, and any amendments to such registration statement or any other report that we may file in the future for the purpose of updating such description.

You may request a copy of the above filings, at no cost, by writing or telephoning our President, Chief Executive Officer, and Principal Financial Officer at the following address:

Carrie L. Majeski
Chief Executive Officer
Art’s-Way Manufacturing Co., Inc.
5556 Highway 9
Armstrong, Iowa 50514
(712) 864-3131

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following expenses will be paid by Art’s-Way in connection with the distribution of the shares registered hereby. Art’s-Way is paying all of the selling stockholder’s expenses related to this offering, except the selling stockholder will pay any applicable broker commissions and expenses as well as fees and disbursements of counsel and experts for the selling stockholder. All of such expenses, except for the SEC Registration Fee, are estimated.

SEC Registration Fee	$1,057.51
Legal Fees and Expenses	10,000.00
Accountants’ Fees and Expenses	5,000.00
Miscellaneous	1,000.00
Total	$17,115.13

Item 15.  Indemnification of Directors and Officers.

Pursuant to our certificate of incorporation and bylaws, directors and officers will be indemnified and held harmless to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred in connection with threatened, pending, or completed actions, suits or proceedings, whether civil, criminal, administrative, or investigative, by reason of his being or having been a director or officer of the Company. In certain cases, we may advance expenses incurred in defending any such proceeding.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Item 16.  Exhibits

5.1	Opinion and Consent of Fredrikson & Byron, P.A.
23.1	Consent of Eide Bailly LLP
23.2	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 17.  Undertakings.

(a)	The undersigned issuer hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armstrong, State of Iowa, on November 30, 2010.

ART’S-WAY MANUFACTURING CO., INC.

By:	/s/ Carrie L. Majeski
Carrie L. Majeski, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Each person whose signature appears below constitutes and appoints Carrie L. Majeski as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Title

/s/ Carrie L. Majeski Carrie L. Majeski	Chief Executive Officer (principal executive officer and principal financial officer)	November 30, 2010

/s/ Amber J. Murra Amber J. Murra	Director of Finance (principal accounting officer)	November 30, 2010

/s/ J. Ward McConnell, Jr. J. Ward McConnell, Jr.	Executive Chairman, Director	November 30, 2010

/s/ Marc H. McConnell Marc H. McConnell	Executive Vice Chairman, Director	November 30, 2010

/s/ David R. Castle David R. Castle	Director	November 30, 2010

/s/ Fred W. Krahmer Fred W. Krahmer	Director	November 30, 2010

/s/ James Lynch James Lynch	Director	November 30, 2010

/s/ Douglas McClellan Douglas McClellan	Director	November 30, 2010

/s/ Thomas E. Buffamante Thomas E. Buffamante	Director	November 30, 2010

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

EXHIBITS
to

Form S-3 Registration Statement
___________

Art’s-Way Manufacturing Co., Inc.

____________

INDEX

Exhibit

5.1	Opinion and Consent of Fredrikson & Byron, P.A.
23.1	Consent of Eide Bailly LLP
23.2	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)